Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Benchmark Electronics, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-28997, No. 333-101744, No. 333-156202 and 333-168427) on Form S-8 of Benchmark Electronics, Inc. of our report dated February 28, 2013 with respect to the consolidated balance sheets of Benchmark Electronics, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, which reports appear in the December 31, 2012 annual report on Form 10-K of Benchmark Electronics, Inc.

(Signed) KPMG LLP

Houston, Texas
February 28, 2013